EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is entered into as of the 30th day of April, 2010, by and between Digimarc Corporation, a Delaware corporation (“Digimarc Delaware”), and Digimarc Oregon Corporation, an Oregon corporation (“Digimarc Oregon”).

RECITALS

A. The Board of Directors and shareholders of Digimarc Oregon and the Board of Directors and stockholders of Digimarc Delaware have determined that it is in the best interests of each entity and their respective shareholders or stockholders to merge Digimarc Delaware with and into Digimarc Oregon, pursuant to this agreement and plan of merger (“Merger Agreement”).

B. The parties intend that Digimarc Oregon shall be the surviving corporation in such merger and that such merger shall constitute a tax-free reorganization described under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

The parties agree as follows:

1. Merger of Digimarc Delaware with and into Digimarc Oregon. At and upon the Effective Time:

1.1 Merger. Digimarc Delaware shall be merged with and into Digimarc Oregon (the “Merger”), and Digimarc Oregon shall survive as a corporation continuing to operate under the name “Digimarc Corporation” (the “Surviving Corporation”), organized under and governed by the laws of the state of Oregon. The separate existence of Digimarc Delaware shall cease.

1.2 Vesting of Assets. All of the property, rights, privileges, powers, franchises, patents, trademarks, trade names, licenses, registrations and other assets, tangible and intangible, of Digimarc Delaware shall be transferred to, vested in, devolve upon and become part of the assets of the Surviving Corporation, without further act or deed.

1.3 Assumption of Liabilities. The Surviving Corporation shall assume and be liable for all of the liabilities and obligations of Digimarc Delaware.

1.4 Effective Time. The Merger shall become effective upon filing the documents in accordance with the Delaware General Corporation Law and the Oregon Business Corporation Act.

2. Articles of Incorporation; Bylaws; Directors, and Officers. At and upon the Effective Time:

2.1 Articles of Incorporation. The Articles of Incorporation of Digimarc Oregon in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. At the Effective Time, such Articles of Incorporation shall automatically be amended to change the name of the Surviving Corporation to Digimarc Corporation.

2.2 Bylaws. The Bylaws of Digimarc Oregon in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, except that such Bylaws shall automatically be amended to change the name of the Surviving Corporation to Digimarc Corporation.

2.3 Directors; Officers. Those persons who are the directors of Digimarc Delaware immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office in each case through the expiration of their terms as such terms would have been with Digimarc Delaware until their successors are elected and qualify or their prior resignation, removal or death. Those persons who are officers of Digimarc Delaware immediately prior to the Effective Time, shall become the officers of the Surviving Corporation, and Bruce Davis shall become the President of the Surviving Corporation, and each officer shall hold office in each case at the pleasure of the Board of Directors of the Surviving Corporation.

2.4 Committees. Those persons who are members of committees of the Board of Directors of Digimarc Delaware immediately prior to the Effective Time shall become members of the corresponding committees of the Board of Directors of the Surviving Corporation, and they shall hold office in each case at the pleasure of the Board of Directors of the Surviving Corporation. The Charters of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Board of Directors of Digimarc Delaware, as amended, shall be the Charters of the corresponding committees of the Surviving Corporation at the Effective Time, and shall remain in effect until modified or rescinded.

3. Exchange Of Shares. At and upon the Effective Time:

3.1 Shares of Digimarc Oregon. By virtue of the Merger and without any action on the part of the holder, the single share of Common Stock of Digimarc Oregon issued to Digimarc Delaware and currently outstanding shall be cancelled and returned to the status of authorized but unissued.

3.2 Shares of Digimarc Delaware. Each share of Common Stock, par value $0.001, of Digimarc Delaware that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of fully paid, non-assessable, issued and outstanding Common Stock of the Surviving Corporation.

3.3 Stock Certificates. All of the outstanding certificates, which prior to the Effective Time represented shares of Common Stock of Digimarc Delaware, shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock of the Surviving Corporation into which the shares of Digimarc Delaware represented by such certificates have been converted as herein provided. The registered holder on the books and records of the Surviving Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Surviving Corporation evidenced by such outstanding certificate as above provided. The officers, directors, employees, stock transfer agents and registrars of the Surviving Corporation shall, after the Effective Time, continue to honor and process certificates issued by Digimarc Delaware with the same effect as if such certificates represented shares of the Surviving Corporation.

3.4 Certain Options, Restricted Stock and Plans. The Surviving Corporation will assume and continue all of Digimarc Delaware’s stock compensation plans (the “Plans and Programs”), including but not limited to its 2008 Incentive Plan and Equity Compensation Program for Nonemployee Directors under the Digimarc Corporation 2008 Incentive Plan. The outstanding and unexercised portions of all options and rights to buy Common Stock of Digimarc Delaware shall become options or rights for the same number of shares of the Common Stock of the Surviving Corporation with no other changes in the terms and conditions of such options or rights, including exercise prices, the outstanding restricted stock awards shall become restricted stock awards for the same number of shares of Common Stock of the Surviving Corporation with no other changes in the terms and conditions of such restricted stock awards, including vesting schedules, and effective as of the Effective Time, the Surviving Corporation hereby assumes the outstanding and unexercised portions of such options, the outstanding and unvested portions of such restricted stock awards and the rights and obligations of Digimarc Delaware with respect thereto. At the Effective Time, the Surviving Corporation shall, and does hereby, assume and agree to perform all of the rights and responsibilities of Digimarc Delaware under all of the Plans and Programs (and agreements relating thereto).

3.5 Other Employee Benefit Plans. The Surviving Corporation will assume all liabilities and obligations of Digimarc Delaware under, and with respect to, any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

4. General Provisions.

4.1 Further Assurances. From time to time, as and when required by Digimarc Oregon or by its successors and assigns, there shall be executed and delivered on behalf of Digimarc Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest or perfect, or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of Digimarc Delaware, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Digimarc Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.2 Amendment. At any time before or after approval by the stockholders of Digimarc Delaware, this Merger Agreement may be amended in any manner (except that Sections 3.1 and 3.2 and any of the other principal terms hereof may not be amended without the approval of the stockholders of Digimarc Delaware) as may be determined in the judgment of the respective Boards of Directors of Digimarc Delaware and Digimarc Oregon to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

4.3 Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Digimarc Delaware or Digimarc Oregon or both, notwithstanding the approval of this Merger Agreement by the stockholders of Digimarc Delaware and the shareholder of Digimarc Oregon.

4.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their corporate names by their respective authorized officers.

DIGIMARC CORPORATION,
a Delaware corporation

By	/s/ Bruce Davis
Bruce Davis, Chairman and Chief Executive
Officer

DIGIMARC OREGON CORPORATION,
an Oregon corporation

By	/s/ Bruce Davis
Bruce Davis, President and Chief Executive
Officer